Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 24, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PW36

Principal Amount (in Specified Currency): $25,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: April 24, 2008

Original Issue Date: April 29, 2008

Stated Maturity Date: April 29, 2011

Interest Rate: 3.84% per annum

Interest Payment Dates: Semi-annually on the 29th of each April and October, commencing October 29, 2008

Net Proceeds to Issuer: 100.0%

Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter into swap transactions with TMCC to hedge TMCC's obligations under the Notes. The Agent and its affiliates expect to realize a profit in connection with these swap transactions. See "Use of Proceeds and Hedging."

Agent: Merrill Lynch, Pierce, Fenner & Smith Incorporated

Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual

Business Day Convention:  Following, unadjusted

Redemption: The Notes are subject to redemption by TMCC, in whole, but not in part, at par on the Redemption Date and subject to the Notice of Redemption stated below.

Redemption Date: October 29, 2008 and each Interest Payment Date thereafter

Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount:	 No

Yield to Maturity:

Initial Accrual Period:

Specified Currency: U.S. dollars

Minimum Denominations: $10,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL INFORMATION

Use of Proceeds and Hedging

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the prospectus supplement.

      To provide a hedge to TMCC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated will enter into a swap agreement with TMCC. Under the swap agreement, TMCC will make floating rate payments linked to the London interbank offered rate in respect of a notional principal amount equal to the aggregate principal amount of the Notes during the term of the Notes in exchange for receiving payments equal to interest due in respect of the Notes from the affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated.